=============================================================================

                             CONTRIBUTION AGREEMENT


                                      FOR


                            DEVELOPMENT PROPERTIES,

                                    BETWEEN

                               WEEKS REALTY, L.P.

                                      AND

                           NWI WAREHOUSE GROUP, L.P.


=============================================================================

                               TABLE OF CONTENTS
                               -----------------

                                                                     Page
                                                                     ----

 1.  DEFINED TERMS...................................................   1

 2.  COVENANT TO CONTRIBUTE..........................................  10

 3.  STRUCTURE OF CONTRIBUTION.......................................  10

 4.  TIMING OF CONTRIBUTION..........................................  11

 5.  CONTRIBUTION VALUE..............................................  13

 6.  ADJUSTED CONTRIBUTION VALUE.....................................  14

 7.  ISSUANCE OF UNITS...............................................  15

 8.  INTERIM CONDUCT.................................................  16

 9.  EXISTING LOANS..................................................  17

10.  TITLE AND SURVEY................................................  18

11.  DATE, TIME AND PLACE OF CONTRIBUTION............................  18

12.  COSTS AND EXPENSES; PREPARATION OF DOCUMENTS....................  20

13.  ACCESS TO AND EXAMINATION OF THE DEVELOPMENT PROPERTIES.........  21

14.  REPRESENTATIONS AND WARRANTIES OF NWI...........................  21

15.  REPRESENTATIONS AND WARRANTIES OF WEEKS.........................  22

16.  CONDITIONS......................................................  23

17.  FIRE AND CASUALTY...............................................  25

18.  EMINENT DOMAIN..................................................  26

19.  DEFAULT.........................................................  26

                                                                     Page
                                                                     ----

20.  BROKERAGE FEES..................................................  27

21.  ADDITIONAL UNIT EARNOUT.........................................  27

22.  MISCELLANEOUS...................................................  31

SCHEDULE OF EXHIBITS

EXHIBIT A        Aspen Grove Park

EXHIBIT B        Development Properties

EXHIBIT C        Existing Loans

EXHIBIT D        Legal Descriptions of Land

EXHIBIT E        Leasing Guidelines

EXHIBIT F        Pro Forma Annual Operating Expense

EXHIBIT G        Pro Forma Costs

EXHIBIT H        Pro Forma Rental Rates

EXHIBIT I        Rent Roll

EXHIBIT J        Tenant Estoppel Certificate Form

EXHIBIT K        Illustrative Calculation

EXHIBIT L        Exclusive Development, Leasing and Management Agreement

EXHIBIT M        Pro Forma Reimbursable Amounts

EXHIBIT N        Permitted Exceptions

EXHIBIT O        I-440 Land

EXHIBIT P        Briley Parkway Land

                             CONTRIBUTION AGREEMENT
                            (Development Properties)


          THE CONTRIBUTION AGREEMENT (hereinafter referred to as this "Agreement"), made and entered into as of this 1st day of November, 1996, by and between NWI WAREHOUSE GROUP, L.P., a Tennessee limited partnership (hereinafter referred to as "NWI"); and WEEKS REALTY, L.P., a Georgia limited partnership (hereinafter referred to as "Weeks");

                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, NWI, through the merger into Weeks of a wholly owned affiliate of NWI, has agreed to contribute certain assets of NWI to the capital of Weeks in several stages (hereinafter referred to as the "Transaction");

          WHEREAS, on even date herewith, through the merger into Weeks of the wholly owned affiliate of NWI, NWI contributed to the capital of Weeks (hereinafter referred to as the "Initial Contribution") the "Completed Properties" (as defined in that certain Amendment to Partnership Agreement of Weeks, dated as of even date herewith) in exchange for "Units" (as hereinafter defined) and assumption (subject to the limitation on recourse provisions) of certain indebtedness as one of the stages in the Transaction;

          WHEREAS, NWI has under development and lease-up several properties hereinafter defined as the "Development Properties";

          WHEREAS, as another stage of the Transaction, NWI, through the merger into Weeks of wholly owned affiliates of NWI, has agreed to contribute, from time to time, each of the Development Properties to the capital of Weeks in exchange for the issuance of additional Units and, in several instances, the assumption (subject to the limitation on recourse provisions) of certain indebtedness, as and when certain conditions are met, all as more particularly set forth in this Agreement; and

          WHEREAS, Weeks has agreed to the merger referenced above and has agreed to accept such contribution of the Development Properties and, in connection therewith, issue Units to NWI and assume (subject to the limitations of recourse provisions) certain liabilities, all as more particularly set forth in this Agreement.

          NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NWI and Weeks hereby covenant and agree as follows:

        1.  DEFINED TERMS.  In addition to terms defined elsewhere in this
            -------------
Agreement, the following words, when used in this Agreement, shall have the meanings ascribed thereto in this paragraph:


        a. "Adjusted Contribution Value" means the adjusted contribution value
            ---------------------------
           for Development Property arrived at after making the adjustments provided for in Paragraph 6 of this Agreement.

        b. "Aspen Grove Park" means that certain warehouse/industrial park
            ---------------
           depicted on the master plan, attached hereto as Exhibit A and by this
                                                           ---------
           reference made a part hereof.

        c. "Bulk Building" means a building with a minimum of eighteen (18) feet
            -------------
           of clear interior height with dock level loading in which ten percent (10%) or less of the rentable area is devoted to office use.

        d. "Contribution" means the consummation of a contribution to the
            ------------
           capital of Weeks of a Development Property pursuant to the terms and conditions of this Agreement.

        e. "Contribution Date", for each Development Property, means the date on
            -----------------
           which that Development Property is contributed by NWI to the capital of Weeks pursuant to Paragraph 4 of this Agreement.

        f. "Contribution Value" means the contribution value of a Development
            ------------------
           Property determined in accordance with Paragraph 5 of this Agreement.

        g. "Development Property" means the Real Property, the Tangible Personal
            --------------------
           Property and the Intangible Personal Property located at, attributable to or used in connection with one of the six (6) projects under development and lease-up identified on Exhibit B,
                                                                 ---------
           attached hereto and by this reference made a part hereof; and Development Properties means, collectively, all of the Real Property,
           ----------------------
           the Tangible Personal Property and the Intangible Personal Property located at, attributable to or used in connection with all of the six
           (6) projects identified on Exhibit B hereto. Any reference to a
                                      ---------
           specific Development Property shall be made by incorporating the name of the project as set forth on Exhibit B; for example, a specific
                                          ---------
           reference to the first listed Development Property shall be the "Airpark Center X Development Property".

        h. "Distribution Building" means a building with a minimum of eighteen
            ---------------------
           (18) feet of clear interior height with dock level loading in which more than ten percent (10%) of the rentable area is devoted to office use.

        i. "85% Stabilization", with reference to a specific Development
            -----------------
           Property, means that all of the following conditions have been met:
           (i) eighty-five percent (85%) of the net leasable area of the Improvements have been leased to creditworthy Tenant(s) approved by Weeks under Lease(s) approved by Weeks (which will base its approval on commercially reasonable standards); (i) Tenant(s) are in actual possession and have accepted possession of eighty-five percent (85%) of the net leasable area of the Improvements, including Tenant improvements; (iii) except for free-rent periods expressly stipulated in the Lease(s), rental shall have commenced on eighty-five percent (85%) of the net leaseable area of the Improvements and all other concessions (besides any free rent periods) shall have expired; (iv) no default by NWI or any Tenant is then outstanding and uncured under the Lease(s), and (v) all of matters described in the foregoing four
           (4) clauses have been confirmed to Weeks by the Tenant(s) pursuant to Tenant Estoppel Certificate(s). For the purposes this definition, NWI and Weeks agree that the net leasable area of the Improvement in each Development Property is that set forth on Exhibit B hereto.
                                                     ---------
        j. "Environmental Laws" means the Resource Conservation and Recovery Act
            ------------------
           (42 U.S.C. (S) 6901 et seq.), as amended by the Hazardous Materials
                               -- ----
           Transportation Act (490 U.S.C. (S) 1801 et seq.); the Toxic Substance Control Act (15 U.S.C. (S) 2601 et seq.); Clean Air Act U.S.C. (S)
                                           -- ---
           136 et seq.); the Occupational Safety and Health Act (29 U.S.C. (S)
               -- ---
           651 et seq.) and all applicable federal, state and local
               -- ---
           environmental laws, including obligations under the common law, ordinances, rules and regulations, as any of the foregoing may have been amended, supplemented or supplanted prior to the date hereof, relating to regulation or control of hazardous, toxic or dangerous substances or wastes, or their handling, storage or disposal or to environmental health and safety.

        k. "Existing Loan" means one of the loans identified on Exhibit C,
            -------------                                       ---------
           attached hereto and by this reference made a part hereof; and "Existing Loans" means, collectively, all of the loans identified on Exhibit C hereto.

        l. "Existing Loan Documents" means, collectively, all of the loan
            ----------------------
           documents evidencing and securing an Existing Loan.

        m. "Flex Building" means a building with less than eighteen (18) feet of
            -------------
           clear interior height with grade level loading.

        n. "Gross Income", for the purpose of determining the Contribution Value
            ------------
           of a Development Property and subject to certain adjustments and deductions expressly provided in this definition, means the gross rental income, including applicable Pro Forma Reimbursable Amounts, to be paid by the Tenant(s) under their respective Lease(s) for the twelve (12) month period commencing on the Contribution Date, subject to the following:

           i. If Tenant concessions for a Lease exceed (A) three (3) months for a Lease that has an original term of at least five (5) years, or
               (B) one (1) month for a Lease that has an original term of less than five (5) years (in either case, such excess, the "Excess Tenant Concessions"); then, the amount included in determining Gross Income from this Lease shall equal the dollar amount derived from the following formula:

                      (A) [(B - C) /B] = D

               where in the foregoing formula:

               A  =  gross rental income, including applicable Pro Forma
                     Reimbursable Amounts, to be paid under the Lease for the twelve (12) month period commencing on the Contribution Date;

               B  =  total gross rental income, including applicable Pro Forma
                     Reimbursable Amounts, scheduled to be paid under the Lease for the original term of the Lease, calculated without regard to Excess Tenant Concessions;

               C  =  total value of the Excess Tenant Concessions for
                     the initial term of the Lease; and

               D  =  amount to be included in Gross Income from the Lease.

           ii. if the percentage of space finished as office space exceeds the applicable Pro Forma Level of Office Finish for the Development Property, in question, or for any Lease in that Development Property; for the purpose of determining Gross Income from this Development Property or this Lease, the rental income attributable to the twelve (12) month period commencing on the Contribution Date shall be reduced by the amount attributable to that twelve (12) month period for amortization of such excess office finish and Lease commissions attributable to such excess office finish, if any; provided, however, in instances where percentage of space finished as office space does not exceed applicable Pro Forma Level of Office Finish for the total net leasable area of the Development Property, but the percentage of space finished as office space under a Lease does exceed the applicable Pro Forma Level of Office Finish, Weeks may nevertheless consider, in its discretion, the appropriateness of not deducting amortization of such excess office finish and related commission cost, taking into account factors such as Tenant layout, Tenant improvement allowances granted to other tenants in such Development Property, and the likelihood that such Tenant improvements would be readily useable upon releasing of such space in the future. For this purpose, the amortization shall be computed by treating the amount of the excess office finish and related commission cost as a loan to Tenant having a term equal to the original term of the Lease and bearing interest at a simple interest rate per annum of ten and one-quarter percent (10.25%) to be repaid in equal monthly installments of principal and interest over the original term of the Lease.

            iii. If a Development Property is being contributed pursuant to
                 Paragraph 4(d) or Paragraph 4(c) of this Agreement, for the percentage of space that must be leased that would be necessary to bring the total leased space to ninety-five percent (95%) of the space in the Development Property, rental income shall be attributed in determining Gross Income for that Development Property, at the lesser of the applicable Pro Forma Rental Rates or the average actual rental rates for the space leased in that Development Property plus, in either instance, Pro Forma Reimbursable Amounts.

        o. "Hazardous Materials" means (i) those substances included within
            -------------------
           definitions of or identified as "hazardous substances," "hazardous materials," or "toxic substances" in or pursuant to Environmental Laws; (ii) those substances listed in the United States Department of Transportation Table (40 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto); (iii) any material, waste or substance which is or contains (A) petroleum, including crude oil or any fraction thereof, natural gas or synthetic gas usable for fuel or any mixture thereof, or any product containing the foregoing substances, (B) asbestos or asbestos containing material, (C) polychlorinated biphenyls, (D) any substance designated as "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. (S) 1251 et seq. (33 U.S.C. (S) 1321), or listed
                                   -- ---
           pursuant to Section 307 of the Clean Water Act (33 U.S.C. (S) 1317);
           (E) flammable explosives; (F) radioactive materials; and (iv) such other substances, materials and wastes which are or become regulated as hazardous, toxic or "special wastes" under Environmental Laws.

        p. "Improvements" means all buildings, structures and other
            ------------
           improvements, including such fixtures as constitute real property, located on the Land.

        q. "I-440 Land" means those certain tracts or parcels of real property
            ----------
           depicted on the site plan, attached hereto as Exhibit O and by this
                                                         ---------
           reference made a part hereof.

        r. "Intangible Personal Property" means any intangible personal property
            ----------------------------
           now or hereafter owned by NWI in connection with the Land, the Improvements or the Tangible Personal Property, and all of NWI's rights under all contracts, utility arrangements, and other agreements relating to the ownership, operation and occupancy thereof, including, without limitation, warranties from contractors on the Improvements, roof warranties, equipment warranties, the Leases and Service Contracts; provided, however, the terms
                                         --------  -------
           "Intangible Personal Property" does not include any cash on hand and in bank accounts, notes receivable, accounts receivable and rights under pending litigation (that are not lease enforcement actions, filed in the ordinary course of business).

        s. "Land" means those certain tracts or parcels of real property located
            ----
           in Davidson and Williamson Counties, Tennessee, and containing approximately 41.0 acres, in the aggregate, as more particularly described in Exhibit D, attached hereto and by this reference made a
                        ---------
           part hereof, together with all of NWI's right, title and interest in and to all appurtenances, rights, easements, tenements and hereditaments incident thereto.

        t. "Lease" means any lease or occupancy agreement affecting the
            -----
           Development Properties.

        u. "Leasing Guidelines" means the leasing guidelines set forth on
            ------------------
           Exhibit E, attached hereto and by this reference made a part hereof.
           ---------

        v. "Lender" means the holder of an Existing Loan.
            ------

        w. "Liens" means any liens, security interests, mortgages, deeds of
            -----
           trust, charges, claims, encumbrances, pledges, options, rights of first offer or first refusal and any other rights or interests of others of any kind or nature, actual or contingent, or other similar encumbrances of any nature whatsoever.

        x. "Net Operating Income", for the purposes of determining the
            --------------------
           Contribution Value of a Development Property as of its Contribution Date, means (i) Vacancy Adjusted Gross Income; less (ii) Operating Expenses.

        y. "95% Stabilization", with reference to a specific Development
            -----------------
           Property, means that all of the following conditions have been met:
           (i) ninety-five percent (95%) of the net leasable area of the Improvements have been leased to creditworthy Tenant(s) approved by Weeks under Lease(s) approved by Weeks (which will base its approval on commercially reasonable standards); (i) Tenant(s) are in actual possession and have accepted possession of ninety-five percent (95%) of the net leasable area of the Improvements, including Tenant improvements; (iii) except for free-rent periods expressly stipulated in the Lease(s), rental shall have commenced on ninety-five percent (95%) of the net leasable area of the Improvements and all other concessions (besides any free rent periods) shall have expired; (iv) no default by NWI or any Tenant is then outstanding and uncured under the Lease(s), and (v) all of matters described in the foregoing four
           (4) clauses have been confirmed to Weeks by the Tenant(s) pursuant to Tenant Estoppel Certificate(s). For the purposes this definition, NWI and Weeks agree that the net leasable area of the Improvement in each Development Property is that set forth on Exhibit B hereto.
                                                     ---------
        z. "Office Building" means a building with dropped ceilings, finished
            ---------------
            walls and floors, and heating, ventilating and air conditioning which is used primarily for office purposes.

        aa. "Operating Expenses", for the purposes of determining the
             ------------------
            Contribution Value of a Development Property, means the applicable Pro Forma Annual Operating Expense for the twelve (12) month period commencing on the Contribution Date for that Development Property. Operating Expenses also shall include, without limitation, (i) a management fee equal to four percent (4%) (or such other percentage as is contractually agreed in a Lease for the gross rental income from that Lease) of Vacancy Adjusted Gross Income (but not including reimbursables) for the twelve (12) month period commencing on the Contribution Date for that Development Property, and (ii) a reserve for expenses in the amount of five cents ($.05) per square foot of area in that Development Property per annum.

        bb. "Partnership Amendment" means that certain First Amendment to Second
             ---------------------
            Amended and Restated Agreement of Limited Partnership, dated of even date herewith, pursuant to which NWI is admitted as a limited partner to Weeks.

        cc. "Permitted Exceptions" means those matters set forth in Exhibit N,
             --------------------
            attached hereto and by this reference made a part hereof, together with any matter expressly approved by Weeks pursuant to this Agreement.

        dd. "Pro Forma Annual Operating Expense" means the pro forma annual
             ----------------------------------
            operating expenses set forth on Exhibit F, attached hereto and by
                                            ---------
            this reference made a part hereof.

        ee. "Pro Forma Level of Office Finish" means the following applicable
             --------------------------------
            percentages of net leasable area finished or to be finished, in total, as office space in the following Development Properties or the percentage of net leasable area finished or to be finished, in total, as office space under a Lease in those Development
            Properties:

                Development Property                      Percentage
                --------------------                      ----------

                440 Business Center I                          25%
                Airpark Center X                               50%
                Aspen Grove II                                 50%
                All Others                                     40%

        ff. "Pro Forma Costs" means the pro forma cost for each Development
             ---------------
            Property set forth on Exhibit G, attached hereto and by this
                                  ---------
            reference made a part hereof.

        gg. "Pro Forma Reimbursable Amounts" means the pro forma reimbursable
             ------------------------------
            amounts set forth on Exhibit M, attached hereto and by this
                                 ---------
            reference made a part hereof.

        hh. "Pro Forma Rental Rates" means to pro forma rental rates set forth
             ----------------------
            on Exhibit H, attached hereto and by this reference made a part
               ---------
            hereof.

        ii. "Real Property" means collectively, the Land and the Improvements.
              -------------

        jj. "Rent Roll" means any and all Leases containing, with respect to
             ---------
            each Lease, information as to the commencement date of such Lease, the termination date of such Lease, any renewal rights or expansion rights under such Lease, the approximate square footage of the leased premises under such Lease, the annual base rental and additional rent due under such Lease, and the amount and duration of any rent or other concessions made to the Tenant under such Lease. The Rent Roll attached hereto as Exhibit I and by this reference
                                             ---------
            made a part hereof, sets forth the status of leasing at the Development Properties as of the date hereof.

        kk.  "Rights Agreements", collectively, means that certain Registration
              -----------------
             Rights and Lock-Up Agreement and that certain Registration Rights and Lock-Up Agreement for Post-March 31, 1998 Shares and Units, both dated of even date herewith and both by and between Weeks and NWI.

        ll.  "Service Contracts" means any and all of the service contracts,
              -----------------
             equipment, labor or material contracts, management contracts, maintenance or repair contracts, or other agreements (other than the Leases and related lease commission agreements) entered into by NWI and that are in force and effect and that affect the Development Properties or the operation, repair, or maintenance thereof.

        mm.  "Security Deposits" means the refundable deposits (in the form of
              -----------------
             cash, letters of credit or certificates of deposit) made by Tenants with NWI as security for such Tenants' obligations under their respective Leases, to the extent not previously forfeited, applied or refunded, together with interest thereon accrued as of the Contribution Date which NWI is obligated to pay to any such Tenants.

        nn.  "Tangible Personal Property" means all tangible personal property
              --------------------------
             located on the Real Property which is owned by NWI and used in the ownership, operation and maintenance of the Land and Improvements, including, without limitation, all art, furniture, furnishings, fixtures and equipment and stock for completion of Tenant improvements.

        oo.  "Tenant" means any Tenant or lessee under any of the Leases.
              ------

        pp.  "Tenant Estoppel Certificate" means the certificate to be submitted
              ---------------------------
             for execution to each Tenant with respect to the Lease pursuant to which such Tenant leases space in the Improvements, such certificate to be in the form attached hereto as Exhibit J and
                                                              ---------
             incorporated herein by this reference.

        qq.  "To NWI's Knowledge" means to the current actual knowledge of John
              ------------------
             W. Nelley, Jr. or Albert W. Buckley, Jr.

        rr.  "Total Potential Gross Income", for the purpose of determining
              ----------------------------
             Vacancy Adjusted Gross Income, means at the Contribution Date the sum of (i) Gross Income, and (ii) the amount of Gross Income (including Pro Forma Reimbursable Amounts) that would accrue from all vacant space in a Completed Property if such vacant space were leased at applicable Pro Forma Rental Rates, and assuming a term of less than 10 years, with no adjustment for Excess Tenant Concessions or excess office finish and related Lease commissions; provided, however, that if a Development Property is contributed pursuant to Paragraph 4(d) or 4(e) of this Agreement, such Gross Income attributable to vacant space will be computed using the lesser of the applicable Pro Forma Rental Rates or the average actual rental rates for the space leased in that Development Property.

        ss.  "Units" means limited partnership units in Weeks Realty, L.P., as
              -----
             described in the Rights Agreements.

        tt.  "Unit Value" means (i) for Contributions for which the Contribution
              ----------
             Date occurs on or before March 31, 1997, Twenty-Five Dollars ($25.00); and (ii) for Contributions for which the Contribution Date occurs after March 31, 1997, the arithmetic average of the daily closing price of a share of common stock of Weeks Corporation on the New York Stock Exchange for the twenty (20) business days immediately prior to the Contribution Date. The Unit Value set forth in clause (i) of the immediately preceding sentence is a negotiated amount for the purposes of this transaction and does not reflect a valuation by either NWI or Weeks of Weeks Corporation or Weeks.

        uu.  "Vacancy Adjusted Gross Income", to adjust for possible future
              -----------------------------
             vacancy, for each Development Property as of the Contribution Date, means the following:

             i. If on the Contribution Date, less than ninety-five percent (95%) of the space in the Development Property is leased, then the Vacancy Adjusted Gross Income shall equal the Gross Income.

            ii. If on the Contribution Date, at least ninety-five percent (95%) of the space in that Development Property is leased, then the Vacancy Adjusted Gross Income shall be the lesser of:

                  (1) Gross Income of that Development Property; or

                  (2) ninety-five percent (95%) of Total Potential Gross Income of that Development Property, plus an amount equal to five percent (5.0%) of the Gross Income attributable to leases having a term of ten years or more.

            iii. If the Development Property is being contributed pursuant to Paragraph 4(d) or 4(e) of this Agreement, then the Vacancy Adjusted Gross Income shall be computed as in the manner detailed in the immediately preceding Paragraph 1.uu.ii.(2) above.

        2.  COVENANT TO CONTRIBUTE.  NWI hereby covenants and agrees to
            ----------------------
contribute the Development Properties to the capital of Weeks in accordance with, and subject to, the terms and conditions of this Agreement. Weeks hereby covenants and agrees to accept Contribution of the Development Properties to its capital in accordance with, and subject to, the terms and conditions of this Agreement.

        3. STRUCTURE OF CONTRIBUTION. Each time a Development Property is to be
           -------------------------
contributed to the capital of Weeks by NWI pursuant to this Agreement, (a) NWI shall form a limited liability company under Delaware law, with NWI as the sole member, substantially similar to that company formed for the Initial Contribution, (b) NWI shall contribute the Development Property to that company by instruments substantially similar to that used for the Initial Contribution,
(c) that company shall then merge into Weeks, with Weeks being the surviving entity, pursuant to agreements of merger substantially similar to that used in connection with the Initial Contribution, and (d) Weeks shall issue Units as provided in this Agreement to NWI in exchange for NWI's membership interests in that company. Each limited liability company to be formed by NWI pursuant to the immediately preceding sentence shall have as its sole business purpose the ownership of the Development Property in question and shall assume or incur no unrelated liability or obligation. NWI shall deliver possession of the Development Property to Weeks on the Contribution Date.

        4. TIMING OF CONTRIBUTION.
           ----------------------

        a. Subject to certain exceptions and notification requirements hereinafter provided in this Paragraph 4, after a Development Property first achieves 95% Stabilization, NWI shall contribute that Development Property to Weeks pursuant to this Agreement.

        b. Notwithstanding anything in this Paragraph 4 to the contrary, and provided all conditions in Paragraph 16 hereof are satisfied, including shell completion and the obtaining of Tenant Estoppel Certificates, any Development Property not previously contributed to Weeks by NWI pursuant to this Agreement shall be contributed to Weeks on March 31, 1998, even if it has not yet achieved 85% Stabilization or 95% Stabilization, as applicable.

        c. If 95% Stabilization (or 85% Stabilization, if applicable) has occurred with respect to the Aspen Grove I Development Property or the Aspen Grove II Development Property, but not the other, then NWI may elect (but does not have the obligation so to elect) to delay Contribution of the Development Property that has achieved 95% Stabilization (or 85% Stabilization, if applicable) until the earlier of March 31, 1998 (provided all conditions in Paragraph 16 are satisfied) or until Aspen Grove I Development Property and Aspen Grove II Development Property both have achieved 95% Stabilization (or 85% Stabilization, if applicable).

        d. If Weeks commences construction of a warehouse/industrial building in Aspen Grove Park, then NWI may contribute to Weeks pursuant to this Agreement, the Aspen Grove I Development Property, the Aspen Grove II Development Property and the Aspen Grove V Development Property after the later of (i) the date Weeks commenced construction of such other Aspen Grove Park building, or (ii) the date each such Development Property first achieves 85% Stabilization [but in no event shall Contribution be later than March 31, 1998, as provided in Paragraph 4(b) above and provided all conditions in Paragraph 16 hereof are satisfied]. For the purpose of this subparagraph and the next subparagraph, Weeks only shall be deemed to have commenced construction of a building if Weeks has approved the development of a specific building pursuant to its customary procedures and grading of the site of that building has commenced.

        e. If Weeks commences construction of a warehouse/industrial building on the I-440 Land, then NWI may contribute to Weeks, pursuant to this Agreement, the 440 Business Center I Development Property after the later of (i) the date Weeks commenced construction of such other I-440 Land building, or (ii) the date the 440 Business Center I Development Property first achieves 85% Stabilization [but in no event shall Contribution be later than March 31, 1998, as provided in Paragraph 4(b) above and provided all conditions in Paragraph 16 hereof are satisfied].

        f. Before April 1, 1997, NWI may elect to accelerate Contribution to Weeks of any Development Property (provided all conditions in Paragraph 16 hereof are satisfied, including shell completion and the obtaining of Tenant Estoppel Certificates) which has not yet achieved either 95% Stabilization or 85% Stabilization, as applicable, and without regard to any minimum return achieved by such Development Property.

        g. After March 31, 1997, NWI may otherwise elect to accelerate Contribution to Weeks of any Development Property (provided all conditions in Paragraph 16 hereof are satisfied, including shell completion and the obtaining of Tenant Estoppel Certificates) which has not yet achieved 95% Stabilization or 85% Stabilization, as applicable, if the (i) Net Operating Income from that Development Property, divided by (ii) the Pro Forma Costs for that Development Property (which Pro Forma Costs shall be reduced by those amounts not yet expended for tenant finish, related lease commissions and other costs attributable to space not yet leased) equals or exceeds decimal one zero two five (.1025).

        h. NWI is seeking to negotiating a 160,000 square foot Lease with AMR, Inc., or other tenant approved by Weeks for the entire Aspen Grove V Development Property pursuant to which such tenant would initially occupy and pay rent with respect to 120,000 square feet of the Improvements and would subsequently occupy and pay rent with respect to the balance of the Improvements within one (1) year following the date of its initial occupancy. If NWI is successful in having such Lease executed by such tenant, and such tenant occupies such 120,000 square feet and commences payment of rent with respect thereto on or prior to March 31, 1997 (all as confirmed to Weeks in a Tenant Estoppel Certificate from such tenant), then the Contribution of Aspen Grove V Development Property shall occur within thirty (30) days thereafter.

        i. If pursuant to the foregoing subparagraphs of this Paragraph 4, a Development Property is to be Contributed after it achieves 95% Stabilization or 85% Stabilization, as applicable, then NWI shall notify Weeks as soon as the Development Property has achieved 95% Stabilization or 85% Stabilization, as applicable, and such notice shall specify a date within thirty (30) days after such notice which shall be for the purposes of this Agreement the Contribution Date for that Development Property. If pursuant to the foregoing subparagraphs of this Paragraph 4, NWI may elect to contribute a Development Property before it achieves 95% Stabilization or 85% Stabilization, as applicable, NWI may make such election by notice to Weeks, which notice shall specify a date within thirty (30) days after such notice which shall be for the purposes of this Agreement the Contribution Date for that Development Property. If a Development Property has not been Contributed by March 31, 1998, that date shall be the Contribution Date for the purposes of this Agreement. NWI and Weeks agree to use reasonable best efforts to complete Contribution of a Development Property as soon as is reasonably practicable after the Contribution Date is established pursuant to the applicable, immediately preceding sentences; provided, however, if the Contribution of a Development Property is not completed pursuant to the requirements of this Agreement within sixty (60) day after the date established as that Development Property's Contribution Date pursuant to the applicable, immediately preceding sentences and such delay is the result of a default by NWI, in addition to any other remedies Weeks may have under this Agreement, at law or in equity, Weeks reserves the right to delay the Contribution Date for that Development Property to the date Contribution can be completed and the Contribution Value and Adjusted Contribution Value shall be adjusted accordingly.

        5.  CONTRIBUTION VALUE.  The Contribution Value of a Development
            ------------------
Property shall be determined as of the Contribution Date in accordance with the following:

        a. For any Development Property whose Contribution Date is on or before March 31, 1997, the Contribution Value shall equal the Net Operating Income of that Development Property determined as of the Contribution Date divided by decimal one zero (.10).

        b. For any Development Property whose Contribution Date is after March 31, 1997, the Contribution Value shall equal the greater of (A) the Net Operating Income of that Development Property determined as of the Contribution Date divided by decimal one zero two five (.1025), or (B) the applicable Pro Forma Costs (which Pro Forma Costs shall be reduced by those amounts not yet expended for tenant finish, related lease commissions and other costs attributable to space not yet leased).

        c. Notwithstanding the provisions of subparagraphs (a) and (b) above, if the Aspen Grove V Development Property is contributed pursuant to Paragraph 4(h) of this Agreement [as a result of NWI's successful leasing of the Property as described in Paragraph 4(h)], the Contribution Value shall equal the Net Operating Income of the Aspen Grove V Development Property determined as of the Contribution Date divided by decimal one zero (.10).

        6. ADJUSTED CONTRIBUTION VALUE. After determination of the Contribution
           ---------------------------
Value of a Development Property, such Contribution Value shall be subject to the following further prorations, allocations and adjustments, all as of the Contribution Date (the "Adjusted Contribution Value"):

        a. If no adjustment to Gross Income has been made for free rent concessions pursuant to clause (i) of the definition of Gross Income, the Contribution Value shall be reduced by the amount of free rent concessions unexpired as of the Contribution Date; provided, however, NWI may elect to make a cash payment to Weeks for the amount of unexpired free rent concessions in lieu of such adjustment.

        b. If adjustment to Gross Income has been made for excess office finish and related Lease commissions pursuant to clause (ii) of the definition of Gross Income, the Contribution Value shall be increased by the actual cost of such excess office finish and related Lease commisions.

        c. If a Development Property is being contributed pursuant to Paragraph 4(d) or 4(e) of this Agreement, the Contribution Value shall be reduced by the pro forma amount which would be incurred for tenant improvements and Lease commissions (all in accordance with the Leasing Guidelines) on the amount of vacant space in the Development Property which, it if were leased and occupied, would result in the Development Property being ninety five percent (95%) occupied.

        d. If the Development Property is to be contributed subject to an Existing Loan in accordance with the terms and conditions of Paragraph 9 of this Agreement, the Contribution Value shall be reduced by the outstanding principal balance of that Existing Loan as of the Contribution Date.

        7.   ISSUANCE OF UNITS.
             -----------------

        a. Upon Contribution of a Development Property to Weeks, on the Contribution Date, Weeks shall issue to NWI (pursuant to the structure set forth in Paragraph 3 of this Agreement) a number of Units equal to the quotient of (i) the Adjusted Contribution Value for that Development Property, divided by (ii) the Unit Value.

        b. For any Development Property Contributed after March 31, 1997, but prior to achievement of 85% Stabilization or 95% Stabilization, as applicable, the Adjusted Contribution Value (using for the purpose of the recomputation the outstanding principal balance of any applicable Existing Loan on the Contribution Date) shall be recomputed as of the earlier of (i) the date the Development Property first achieves 85% Stabilization or 95% Stabilization, as applicable, or (ii) March 31, 1998, and, if this newly recomputed Adjusted Contribution Value exceeds the Adjusted Contribution Value determined on the Contribution Date for this Development Property, Weeks shall issue to NWI in respect of such previously Contributed Development Property an additional number of Units equal to the quotient of (i) such excess divided by (ii) the Unit Value [determined under clause (ii) of the definition of Unit Value as of the date of recomputation under this subparagraph].

        c. If the Aspen Grove V Development Property is contributed pursuant to Paragraph 4(h) of this Agreement and if, and only if, AMR, Inc. or other Tenant approved by Weeks commences paying rental with respect to the entire Aspen Grove V Development Property pursuant to the original terms of its Lease (as same is confirmed to Weeks by acceptable Tenant Estoppel Certificate from such tenant), Weeks shall issue to NWI in respect of such previously Contributed Development Property an additional number of Units equal to the quotient of (i) the quotient of the Net Operating Income attributable to the additional space for which such tenant has commenced to pay rent since that Development Property was Contributed, divided by decimal one zero two five (.1025), divided by (ii) the Unit Value [determined under clause (ii) of the definition of Unit Value as of the date of the recomputation under this subparagraph].

        d. Units issued by Weeks Corporation to NWI pursuant to this Agreement shall be held by NWI subject to the terms and conditions of the Partnership Amendment and the applicable Rights Agreements.

        e. Notwithstanding any provision of this Agreement to the contrary, no fractional Units shall be issued to NWI pursuant to this Agreement. If as a result of the application of the foregoing formulas, a fractional Unit is due NWI, Weeks shall pay to NWI, in cash on the same date as the fractional Unit would otherwise be issued and in lieu of any such fractional Unit, an amount equal to that fractional Unit times the applicable Unit Price, as determined pursuant to this Agreement.

        f.   NWI and Weeks agree that Exhibit K, attached hereto and by this
                                      ---------
             reference made a part hereof, which is an example based upon certain hypothetical assumptions, sets forth an accurate illustration of the application of the valuation formulas and definitions in this Agreement.

        8.   INTERIM CONDUCT.
             ---------------

        a. NWI hereby covenants and agrees with Weeks that, so long as this Agreement remains in full force and effect, NWI will not sell, assign, rent, lease, convey (absolutely or as security), grant a security interest in, or otherwise encumber or dispose of, the Development Properties (or any interest or estate therein) without the prior consent of Weeks; provided, however, NWI may enter into Leases for space in the Development Properties without the prior consent of Weeks so long as (i) the terms of the Lease equal or exceed the Leasing Guidelines, (ii) the prospective Tenant is approved by Weeks, in the exercise of commercially reasonable judgment (provided, however, if the Tenant is an affiliate of NWI, John W. Nelley, Jr., Albert W. Buckley, Jr. or a partner of any of the foregoing, Weeks may elect to withhold its approval in its absolute and sole discretion), (iii) the Lease is on a form previously approved by Weeks, and (iv) within ten (10) business days after execution and delivery of the Lease, NWI shall furnish a copy thereof to Weeks.

        b. NWI covenants and agrees that, so long as this Agreement remains in full force and effect, NWI will not amend or modify the Existing Loan Documents in any way, will make all payments of money, and will perform all obligations, required under the Existing Loan Documents; and that NWI will take no affirmative action which shall cause NWI to be unable to contribute good and marketable title to the Development Properties or which shall cause any warranty or representation contained in this Agreement to be incorrect or misleading at any time.

        c. Weeks and NWI agree that a Bulk Building, a Distribution Building, a Flex Building and an Office Building do not compete with each other for prospective Tenants. Until such time as the net leasable area of a Development Property (which has not yet been contributed to Weeks) is at least fifty percent (50%) leased, Weeks agrees to not commence construction of a building in the same park as that Development Property is located that would compete with that Development Property. By way of illustration and not limitation, if a Development Property is classified as a "Flex Building", then pursuant to the foregoing restriction, Weeks could commence construction of a Bulk Building, a Distribution Building or an Office Building, but could not commence construction of a Flex Building until such time as the net leasable area of that Development Property, classified as a Flex Building, is at least fifty percent (50%) leased.

        d.   On even date herewith, NWI shall enter into an agreement with Weeks
             (i) for the provision of construction and development services with respect to the construction of Tenant improvements in each of the Development Properties for which Weeks shall earn fees equal to five percent (5%) of the hard cost of Tenant construction commenced after the date this Agreement, payable monthly; and (ii) for the provision of property management and leasing services for each of the Development Properties for a term commencing on the date hereof and ending, with respect to each of the Development Properties, on the date that that Development Property is contributed to Weeks for a management fee equal to four percent (4%) (or such other percentage as is contractually agreed in a Lease with respect to the rental collected from that Lease) of the gross collected rent (excluding reimbursables) for each of the Development Properties, payable monthly. The form of this agreement is attached hereto as Exhibit L and by this reference made a part hereof.
             ---------

        e. NWI hereby covenants and agrees to construct the Improvements on the Land in a good and workerlike fashion, in compliance with all applicable laws, ordinances and regulations and substantially in accordance with plans and specifications approved by Weeks, pursuant to separate written instrument. NWI further agrees and covenants to prosecute such construction in a diligent manner so as to comply with all terms and conditions of the Existing Loan Documents or any Lease affecting the Development Properties.

         9.  EXISTING LOANS.  The Development Properties are subject to the
             --------------
Existing Loans and are encumbered by the Existing Loan Documents. Unless Weeks requests otherwise in writing, at the time a Development Property is to be contributed to Weeks pursuant to this Agreement, Weeks, at its sole cost and expense, excluding any prepayment fee, will pay-in-full the Existing Loan that encumbers the Development Property to be contributed and shall cause the Existing Loan Documents to be canceled. NWI shall pay any prepayment fee due upon such payoff.

        10.  TITLE AND SURVEY.
             ----------------

        a. Weeks hereby approves the Permitted Exceptions (including, without limitation, the Leases identified on the Rent Roll) and agrees to accept the Contribution of a Development Property subject to the Permitted Exceptions applicable to the Development Property, except for those Permitted Exceptions that relate to the Existing Loan that encumbers that Development Property that is not to be assumed by Weeks pursuant to Paragraph 9 of this Agreement.

        b. Within ten (10) business days of the notice of intent to Contribute pursuant to Paragraph 11 hereof, Weeks shall cause title and survey to be updated and Weeks shall identify in such notice any title exception (other than Permitted Exceptions) Weeks determines to be objectionable. NWI shall cure any such exception on or before the date designated for Contribution to Weeks' reasonable satisfaction and, if such cure is not completed by that date, then the Contribution shall be delayed for a period not to exceed sixty (60) days to permit NWI additional time to cure. If after such delay, such title objection is not cured to Weeks' reasonable satisfaction, Weeks may elect to do one of the following: (i) cure the exception, with all costs and expenses incurred by Weeks applied to reduce the Contribution Value and the Adjusted Contribution Value, in which case the Contribution shall be further delayed an additional sixty (60) day period, or (ii) terminate this Agreement as to that Development Property or as to the remaining uncontributed Development Properties (at Weeks' election) and sue NWI for damages at law, or (iii) seek specific performance of NWI's obligations hereunder.

        11.  DATE, TIME AND PLACE OF CONTRIBUTION.  Each Contribution shall
             ------------------------------------
commence at 9:00 a.m., EST, on the Contribution Date at the offices of Baker, Donelson, Bearman & Caldwell, Suite 1700 Union City Center, 511 Union Street, Nashville, Tennessee 37219, or at such other place as may be agreed by NWI and Weeks. The following adjustments and prorations shall be made on the Contribution Date with respect to the Development Property to be Contributed on that date by appropriate cash payments between NWI and Weeks.

        a. NWI shall be entitled to all rents [including any additional rent and any accrued tax and operating expense escalations, subject to clause (ii) below], charges, and other revenue of any kind attributable to any period under the Leases or otherwise up to but not including the Contribution Date. Weeks shall be entitled to all rents [including any additional rent and any accrued tax and operating expense escalations, subject to clause (ii) below], charges and other revenue of any kind attributable to any period under the Leases or otherwise on and after the Contribution Date. Rents and expense escalations or other reimbursements due landlord under the Leases collected prior to the Contribution Date and attributable to both NWI's and Weeks' periods of ownership shall be prorated as of the Contribution Date. Uncollected rents and expense escalations or other reimbursements due landlord under the Leases shall not be prorated at the time of Contribution, but Weeks shall include such amounts in Weeks' monthly billing statements to the Tenants and tender the same to NWI upon receipt, provided that all rents, escalations and other reimbursements due landlord under the Leases collected by Weeks on or after the Contribution Date shall be prorated as of the Contribution Date and shall first be applied to all amounts due under the Leases at the time of collection (i.e., current rents, delinquent rents attributable to periods after Contribution and sums due Weeks as the current owner and landlord) with the balance (if any) payable to NWI, but only to the extent of amounts delinquent and actually due NWI. NWI shall not have any right to sue any Tenant under the Leases for sums due NWI for periods attributable to NWI's ownership of the Development Property. NWI shall pay to Weeks a sum equal to all Security Deposits (excluding certificates of deposit, letters of credit or the like which shall be assigned to Weeks at Contribution to the extent assignable by NWI, NWI agreeing to make reasonable efforts to cause the same to be assignable by NWI or otherwise to be assigned to Weeks) and pre-paid rentals held by NWI under the Leases.

        b. Real estate taxes shall be prorated as of the Contribution Date. NWI shall be responsible for all real estate taxes attributable to the Development Property to, but not including the, Contribution Date. If the real estate tax rate and assessments have not been set for the year in which the Contribution occurs, then the proration of such taxes shall be based upon the rate and assessments for the preceding tax year, and such proration shall be adjusted in cash between NWI and Weeks upon presentation of written evidence that the actual taxes paid for the year in which the Contribution occurs differ from the amounts used at Contribution. Notwithstanding the foregoing, NWI shall be entitled to a refund of NWI's proportionate share of such taxes for which NWI has not been reimbursed by Tenants, to the extent Weeks after Contribution recovers an increase in taxes attributable to the year in which Contribution occurs from the Tenants under the Leases, and Weeks agrees to conduct an annual reconciliation of tax "pass-through" for the tax year of Contribution in accordance with the terms of the Leases. Notwithstanding the foregoing provisions of this clause (ii) to the contrary, NWI, may elect to defer payment to Weeks of its prorated portion of the real estate taxes attributable to the Development Property until such date as such real estate taxes are due, but not past due, to the appropriate taxing authority and the obligation to make such deferred payment shall be secured as provided in the Partnership Amendment.

        c. Operating expenses for the Development Property shall be prorated as of the Contribution Date. NWI shall pay all utility charges and other operating expenses attributable to the Development Property for the period prior to but not including the Contribution Date (except for those utility charges and operating expenses payable by Tenants in accordance with the Leases) and Weeks shall pay all utility charges and other operating expenses attributable to the Development Property for the period on or after the Contribution Date. If a Tenant defaults in the payment of its pro rata share of utility charges or other operating expenses under its Lease, to the extent that such utility charges or operating expenses are attributable to any period prior to the Contribution Date, NWI shall reimburse Weeks for such defaulted payment upon written demand from Weeks and NWI's obligation to pay such sums shall be secured as provided in the Partnership Amendment. NWI shall not assign to Weeks any deposits which NWI has with any of the utility services or companies servicing the Development Property. Weeks shall arrange with such services and companies to have accounts opened in Weeks' name beginning at 12:01 a.m. on the day following the Contribution Date.

        d. If the Development Property is to be contributed subject to an Existing Loan in accordance with the terms and conditions of Paragraph 9 of this Agreement, (i) NWI shall make a cash payment to Weeks equal to the sum of the amount of accrued but unpaid interest due under the Existing Loan attributable to any period up to, but not including, the Contribution Date; and (ii) Weeks shall make a cash payment to NWI equal to the amount of any tax, insurance premium or other escrow deposits maintained pursuant to the Existing Loan Documents to the extent ownership of such deposits are transferred to Weeks.

        e. If at any time following the Contribution Date the amount of an item listed in the subparagraphs of this Paragraph 11 shall prove to be incorrect, the party in whose favor the error was made shall promptly pay to the other party the sum necessary to correct such error upon receipt of proof of such error, provided that such proof is delivered to the party from whom payment is requested on or before one (1) year after the Contribution Date.

        12.  COSTS AND EXPENSES; PREPARATION OF DOCUMENTS.  Costs and expenses
             --------------------------------------------
shall be apportioned in the following manner:

        a. Weeks shall pay the premium for title insurance, the survey fees and recording costs related to each Contribution, as well as all costs incurred by it in inspecting the Development Properties and making such other investigations thereof as it deems appropriate. Weeks also shall pay all fees and expenses incurred in the creation of limited liability companies and their subsequent merger into Weeks as contemplated in Paragraph 3 of this Agreement.

        b. NWI shall pay all transfer taxes, if any, and any fees and expense imposed by a Lender under Paragraph 9 hereof.

        c. Each party shall pay its own attorneys' fees in connection with this transaction.

        d. Weeks' attorney shall prepare all Contribution documents, which shall be subject to the reasonable approval of NWI's attorney and which shall be substantially the same as the documents used in the Initial Contribution.

        13.  ACCESS TO AND EXAMINATION OF THE DEVELOPMENT PROPERTIES.  Weeks,
             -------------------------------------------------------
personally or through agents, employees or contractors, may go upon the Development Properties during normal business hours prior to Contribution to conduct such soil, engineering, environmental and other tests, investigations and analyses of the Land and Improvements as Weeks deems desirable and to review and make photocopies of the Leases, lease commission agreements, Service Contracts, amendments, contracts and plans and specifications relating to or affecting the Development Properties. Weeks shall pay all costs incurred in making such tests, analyses, copies, and investigations. In no event shall Weeks conduct any intrusive or destructive tests, analyses, or investigations of the Development Properties without first obtaining NWI's written consent, which will not be unreasonably withheld. Weeks acknowledges that any such examinations or inspections of the Development Properties pursuant to this subparagraph or otherwise are subject to the rights of all Tenants, and Weeks agrees to conduct such inspections or examinations in such a manner so as to honor the rights of the Tenants and to prevent disruption of the ordinary operation of the Tenants' business on the Development Properties. Weeks agrees to repair any damage to the Development Properties resulting or relating to such inspection or examination and agrees to and does hereby indemnify, defend, and hold the NWI harmless from any personal injury, death, damage to property, damages, liens, claims, losses, and liabilities arising out of Weeks' exercising such right and privilege to go upon the Development Properties, including the acts and omissions of Weeks' employees, agents, contractors and consultants (but under no circumstances shall Weeks be liable to NWI for consequential damages attributable to the results or findings of such tests). Weeks' indemnity under this subparagraph shall survive the Contribution or any termination of this Agreement.

        14.  REPRESENTATIONS AND WARRANTIES OF NWI.  As of the date of this
             -------------------------------------
Agreement, NWI hereby makes for the benefit of Weeks each and every representation and warranty set forth in Exhibit E to the Partnership Amendment
                                         ---------
but as to and in respect of the Development Properties and not the "Completed Properties" (as that term is defined in the Partnership Amendment).

        15.  REPRESENTATIONS AND WARRANTIES OF WEEKS.  Weeks represents and
             ---------------------------------------
warrants to NWI, as follows:

        a. Weeks is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Georgia. By the first Contribution Date, Weeks will be qualified to transact business in the State of Tennessee. Weeks has full power and authority to execute and deliver this Agreement and all other documents executed and delivered, or to be executed and delivered, by it (contemporaneously herewith or at Contribution) in connection with the transactions described herein and to perform all of its obligations arising under this Agreement and such other documents; the officers executing this Agreement and such other documents on behalf of Weeks have the authority to bind Weeks hereunder and thereunder.

        b. Neither the execution and delivery of this Agreement nor any other documents executed and delivered, or to be executed and delivered by Weeks (contemporaneously herewith or at Contribution) in connection with the transactions described herein will violate any provision of Weeks's limited partnership agreement, articles of incorporation or by-laws of Weeks's General Partner or of any agreements, regulations, or laws to which Weeks is bound, except for waivers and consents that have been obtained prior to the date hereof.

        c. To Weeks' knowledge, there is no action, suit, proceeding, or claim affecting Weeks pending or being prosecuted in any court or by or before any federal, state, county, or municipal department, commission, board, bureau, agency, or other governmental instrumentality which would prevent consummation by Weeks of the Contribution of the Development Properties or materially and adversely affect the performance of any of Weeks's other obligations hereunder to be performed prior to, at or after Contribution.

        d. Weeks is solvent, has not made a general assignment for the benefit of its creditors, and has not admitted in writing its inability to pay its debts as they become due, nor has Weeks filed, nor does it contemplate the filing of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other proceeding for the relief of debtors in general, nor has any such proceeding been instituted by or against Weeks, nor is any such proceeding to Weeks' knowledge threatened or contemplated.

        16.  CONDITIONS.
             ----------

        a. In addition to any other conditions provided in this Agreement, Weeks' obligation to accept Contribution of a Development Property pursuant to this Agreement is subject to the satisfaction of each of the following conditions at or prior to the Contribution Date for that Development Property:

             i. NWI shall have complied with and performed all of its obligations and covenants set forth in this Agreement.

             ii. On or before the Contribution Date, NWI shall have executed and delivered all documents required to be delivered by NWI pursuant to the terms of this Agreement. Additionally, NWI shall have delivered to Weeks reasonable evidence of its authority to consummate the transaction herein contemplated, including without limitation, an opinion of counsel in form and content reasonably acceptable to Weeks.

             iii. All of the representations and warranties made by NWI in
                  Paragraph 14 shall be true correct at and as of the Contribution Date as though such representations and warranties were made both at and as of the date hereof and at and as of the Contribution Date. Provided, further, the representations and warranties concerning Rent Roll and Leases, when reaffirmed at Contribution shall be made with respect to a Rent Roll made as of Contribution and such Rent Roll shall disclose no material changes from the Rent Roll attached hereto as Exhibit I, except those approved by Weeks
                                     ---------
                  in writing.

              iv. NWI shall have obtained and delivered to Weeks by the date and time of Contribution a Tenant Estoppel Certificate for all Leases then in effect in the Development Property, each duly executed by an authorized officer of the Tenant under such Lease and dated no earlier than thirty (30) days before the Contribution Date. NWI agrees to use NWI's diligent good faith efforts to obtain such Tenant Estoppel Certificates at or prior to Contribution. Any material modification to the form of Tenant Estoppel Certificate shall be approved in writing by Weeks in advance and, in Weeks' discretion, may be the basis upon which Weeks excludes such certificate in the determination as to whether this condition has been satisfied. During the term of this Agreement, as and when received, NWI shall provide to Weeks copies of each Tenant Estoppel Certificate received from any Tenant promptly after receipt of such Tenant Estoppel Certificate. Weeks shall have the right to delay Contribution by up to thirty (30) days by written notice to NWI if NWI has not obtained the required Tenant Estoppel Certificates.

           v. No material adverse change shall have occurred to the Development Properties.

           vi. NWI shall have completed construction of the Improvements as required under this Agreement as evidenced by the foregoing
                  (A) final, unconditional certificate(s) of occupancy for the building shell(s) and each leased tenant space shall have been issued by the appropriate governmental authority; (B) the building shell(s) and each leased tenant space shall have been completed substantially in accordance with plans and specifications approved by Weeks, subject only to customary punch list items approved by Weeks and appropriate reserves established with Weeks to Weeks' reasonable satisfaction for such items; (C) all contractors shall have been paid-in-full and released any lien rights in the Development Property and appropriate evidence of such shall have been furnished to Weeks including, without limitation, a final general contractor's affidavit and lien waiver, if applicable; and (D) Weeks shall have inspected and accepted the Improvements.

           vii. Weeks shall have obtained title insurance coverage on ALTA Form Policy issued by a title insurance company approved by Weeks, in an amount not in excess of the Contribution Value, and specifying as exceptions to coverage only the Permitted Exceptions.

           viii. The limited liability company formed for the Contribution of the Development Property in question pursuant to Paragraph 3 hereof shall be wholly-owned by NWI, shall own only the Development Property as its sole business activity and shall have no indebtedness, other than the applicable Existing Loan.

           ix. The contingencies set forth in this Paragraph 16(a) are for the sole benefit of Weeks, and Weeks may elect in writing to waive any such contingency reserved for its benefit and proceed to consummate the transaction contemplated hereby.

        b. In addition to any other conditions provided in this Agreement, NWI's obligation to contribute a Development Property is subject to the satisfaction of each of the following conditions at or prior to the Contribution Date for that Development Property:

             i. Weeks shall have complied with and performed all of its obligations and covenants set forth in this Agreement.

             ii. On or before the Contribution Date, Weeks shall have executed and delivered all documents required to be delivered by Weeks pursuant to the terms of this Agreement, and shall have issued Units to NWI as required under Paragraph 7 hereof. Additionally, Weeks shall have delivered to NWI reasonable evidence of its authority to consummate the transaction herein contemplated, including without limitation, an opinion of counsel in form and content reasonably acceptable to NWI.

             iii. The contingencies set forth in this Paragraph 16(b) are for the sole benefit of NWI, and NWI may elect in writing to waive any such contingency reserved for its benefit and proceed to consummate the transaction contemplated hereby.

        17.  FIRE AND CASUALTY.  Prior to the Contribution of a Development
             -----------------
Property, the risk of loss shall remain with NWI and NWI shall bear all ownership risks and obligations, including construction risks and the risk of cost overruns. NWI shall maintain in effect until the Contribution Date all insurance policies currently in force with respect to the Development Property to be contributed including liability insurance and fire and extended coverage insurance. If at any time prior to the Contribution Date any portion of the Development Properties is destroyed or damaged as a result of fire or any other casualty (a "Casualty"), NWI shall promptly give written notice (a "Casualty Notice") thereof to Weeks. If a Development Property is the subject of a Casualty, Weeks shall have the right, at its sole option, of terminating this Agreement (by written notice to NWI given within thirty (30) days after receipt of the Casualty Notice from NWI) as to that Development Property, unless

          (a) (i) all such damage or destruction is repaired at the sole cost and expense of NWI prior to Contribution to substantially the condition existing immediately prior to such damage or destruction, or (ii) the cost to fully repair or restore such damage is less than Two Hundred Fifty Thousand Dollars ($250,000) and either (x) insurance proceeds sufficient to restore fully such damage are available and the insurance company issuing NWI's insurance policies has confirmed in writing prior to the expiration of such thirty (30) day period that such Casualty is covered by such policies and that no defense to payment of the claim on account thereof exists, or (y) NWI gives Weeks a credit at Contribution (the "Credit") in an amount equal to the deficiency in any insurance proceeds described in clause (x); and

          (b) such Casualty (i) does not result in any Tenant terminating its Lease or asserting a right to terminate its Lease, and (ii) would not entitle any Tenant to terminate its Lease after Contribution if such Tenant has not waived such right as of Contribution.

If a Casualty Notice is given to Weeks less than thirty (30) days prior to Contribution, at Weeks' option Contribution shall be postponed to a date not earlier than thirty (30) days after Weeks' receipt of the Casualty Notice. If Weeks terminates this Agreement pursuant to this Paragraph, then this Agreement shall terminate and the parties hereto shall have no further rights or obligations hereunder, with regard to that Development Property. If Weeks does not terminate this Agreement, the proceeds of any insurance with respect to the Development Property paid between the date of this Agreement and the Contribution Date, together with the Credit if applicable, shall be paid to Weeks at the time of Contribution and all unpaid claims and rights in connection with property damage to the Development Properties shall be assigned to Weeks at Contribution without in any manner affecting the Adjusted Contribution Value.

        18.  EMINENT DOMAIN.  In the event of a taking by condemnation or
             --------------
eminent domain proceedings of any material portion of a Development Property [prior to Contribution, NWI shall promptly give written notice thereof to Weeks and Weeks shall have the right, at its sole option, of terminating this Agreement as to that Development Property by written notice given to NWI on or before the tenth (10th) day following receipt of such notice. If Weeks so terminates this Agreement as to that Development Property, then this Agreement shall terminate as to that Development Property, and the parties hereto shall have no further rights or obligations hereunder. If Weeks does not terminate the Agreement pursuant to this Paragraph as to that Development Property, then NWI shall pay over to Weeks on the Contribution Date all monies received or collected by NWI by reason of such taking, and NWI shall further assign and transfer to Weeks all of NWI's right, title and interest of, in and to any awards that have been or may be made for such condemnation or eminent domain proceedings and the additional money that may be payable when the same is and becomes assignable as a matter of law.

        19.  DEFAULT.
             -------

        a. If Weeks defaults hereunder, NWI may either proceed against Weeks at law for damages or seek specific performance of Weeks' obligations hereunder.

        b. If NWI defaults hereunder, Weeks may either proceed against NWI at law for damages or seek specific performance of NWI's obligations hereunder. After notice as provided in Paragraph 19(c) below, and lapse of cure period without cure by NWI, Weeks may elect to cure NWI's default hereunder and NWI shall promptly, upon demand, reimburse Weeks for all costs and expenses incurred in cure, including interest on such costs and expenses, at a rate equal to the sum of the "Prime Rate" (as announced from time to time by Wachovia Bank of Georgia, N.A.) plus two percent (2.0%), per annum, from the date incurred until the date of reimbursement, and upon Contribution of the Development Property in question, if ever, the Contribution Value and Adjusted Contribution Value for such Development Property shall be reduced by such costs and expenses of cure and accrued interest thereon.

        c. Prior to exercising any of its rights hereunder or at law or in equity for a default, a party shall give the other party written notice of such default hereunder and the other party shall have thirty (30) days to cure such default from and after such notice.

        20.  BROKERAGE FEES.  Except for brokers paid-in-full at the Initial
             --------------
Contribution pursuant to separate written agreements that cover the transactions contemplated in this Agreement as well as the Initial Contribution and other related transactions, NWI and Weeks each represent and warrant to the other that it has not employed, retained, or consulted any broker, agent, or finder in connection with this Agreement or the Contribution, and NWI and Weeks each hereby indemnify and agree to hold the other harmless from and against any and all claims, demands, causes of action, debts, liabilities, judgments and damages (including costs and reasonable attorneys' fees incurred in connection with the enforcement of this indemnity) which may be asserted or recovered against the indemnified party for or on account of any brokerage fee, commission, or other compensation arising by reason of the indemnitor's breach of this representation and warranty.

        21. ADDITIONAL UNIT EARNOUT. Weeks hereby grants to NWI the right to
            -----------------------
have additional Units issued to NWI in consideration of NWI's contribution of the Development Properties to the capital of Weeks, upon and subject to the following terms and conditions:

        a. In addition to the terms defined in Paragraph 1 of this Agreement, the following definitions also shall apply:

             i.    "Aspen Grove Contribution Agreement" means that certain
                    ----------------------------------
                   Contribution Agreement, dated of even date herewith, by and between NWI and Weeks concerning the contribution of the "Core Parcel", the "FEMA Parcel" and the "Out Parcel" (as those terms are defined in the Aspen Grove Contribution Agreement) (collectively, as used in this Paragraph 21, the "Aspen Grove Land").

             ii.   "Briley Parkway Land" means that certain tract or parcel of
                    -------------------
                   land consisting of approximately 58 acres located in Davidson County, Tennessee, as more particularly described in Exhibit P, attached hereto and by this reference made a part hereof.

             iii.  "Development Properties Consideration" means the aggregate
                    ------------------------------------
                   of the Adjusted Contribution Value for each Development Properties, as determined pursuant to Paragraph 6 of this Agreement for each Development Property as of the Contribution Date of that Development Property plus, if a Development Property was contributed subject to an Existing Loan, the outstanding principal balance of that loan as of the Contribution Date.

             iv.   "Earnout Contribution Value" means (i) in the case of a
                    --------------------------
                    Tract in the Briley Parkway Land, the payment by Weeks to NWI at Contribution to reimburse NWI for its out-of-pocket expenditures for the acquisition of the Briley Parkway Land, including the down payment, brokerage fees, closing costs and taxes and insurance, plus the costs of carry on those items from the date paid, plus the outstanding principal balance of the purchase money debt assumed at Contribution, all allocated to that Tract on the basis of the number of square feet of planned development for the Briley Parkway Land, and (ii) in the case of a Tract in the Aspen Grove Land, the sum of the Contribution Value of that Tract determined as provided in the Aspen Grove Contribution Agreement plus, in the case of any Tract from the Core Parcel of the Aspen Grove Land, the aggregate Unit Price (determined as of the date of issuance) of any Units issued to NWI as of the "Revaluation Date" (as that term is defined in the Aspen Grove Contribution Agreement) as provided in the Aspen Grove Contribution Agreement.

             v.     "Excess Tract Value" means, as of the Valuation Date, the
                     ------------------
                    excess, if any, of the Tract Value over the Total Development Cost of that Tract.

             vi.    "Interest Rate", for a Tract, means an annual rate equal to
                     -------------
                    Weeks' weighted average borrowing rate under its principal revolving credit facility (London Interbank Offering Rate, plus applicable margin, option) for the period from and including the date of Contribution for that Tract (the date of Contribution for Tracts in the Briley Parkway Land is the date of this Agreement) to and including the Valuation Date for that Tract plus .75% (75 basis points).

            vii.  "Minimum Value" means the sum of (A) Thirty-Eight Million
                   -------------
                  Seven Hundred Fifty-Five Thousand Dollars ($38,755,000), plus
                  (B) the aggregate additional amount expended by NWI for tenant improvements and allowances and lease commissions for the Development Properties as approved by Weeks due to increases in the office finish percentages for the Development Properties above the Pro Forma Level of Office Finish, minus
                  (C) an amount equal to the sum of (1) the aggregate decrease in the amount expended for tenant improvements and allowances and lease commissions due to decreases in the office finish percentages for the Development Properties below the Pro Forma Level of Office Finish, and (2) the product of Eighty-Two Thousand Dollars ($82,000) times the number of acres, or fraction thereof, within the FEMA Parcel (as that term is defined in the Aspen Grove Contribution Agreement) in excess of three (3) acres which are determined not to be subject to flood plain restrictions upon conclusion of the FEMA study of the FEMA Parcel.

            viii. "Operating Expense Deficit" or "Operating Expense
                  -------------------------      -----------------
                  Surplus", for a Tract for the period from the date of issuance
                  -------
                  of a certificate of occupancy for the first building shell constructed on that Tract until 95% Stabilization of that Tract means, in the case of an Operating Expense Deficit, the excess of operating expenses (e.g., property taxes, insurance
                                                ---
                  premiums, utility charges, maintenance expenses, management fees and other customary expenses) incurred over gross rental income and operating expense reimbursables collected for that same period and, in the case of an Operating Expense Surplus, the excess of gross rental income and operating expense reimbursables collected over operating expenses incurred for that period.

            ix.   "Remaining Shortfall Balance" means, at any date the excess,
                   ---------------------------
                  if any, of the Shortfall Amount over the aggregate of the Unit Price (determined as the date of issuance) of all Units issued to NWI as of that date pursuant to this Paragraph 21. Once the Remaining Shortfall Balance is reduced to zero or less, NWI shall be entitled to no further Units under this Paragraph 21.

            x.    "Shortfall Amount" means the amount, if any, by which the
                   ----------------
                  Minimum Value exceeds the Development Properties
                  Consideration.

            xi.   "Total Development Cost", for a Tract, means the total of
                   ----------------------
                  (i) all costs and expenses incurred through the Valuation Date in acquisition, development, construction and lease-up of that Tract and the building(s) located thereon, including without limitation the Earnout Contribution Value of that Tract, site preparation costs and expenses, construction costs and fees, tenant finish costs and expenses, lease commissions, property taxes and any other items which would be capitalized under generally accepted accounting principles (excluding interest), plus (ii) Operating Expense Deficit (or less Operating Expense Surplus), plus (iii) a fee for development equal to five percent (5%) of the pro forma project cost budget, plus (iv) an amount computed like simple interest thereon at the Interest Rate on sum of the foregoing components as and when funded by Weeks (and the Earnout Contribution Value will be deemed to have been incurred on the date of the contribution of the Tract).

            xii.  "Tract" means a portion of the Briley Parkway Land or the
                   -----
                  Aspen Grove Land and any Improvements constructed thereon, if any.

            xiii. "Tract Value" means the value of a Tract determined as
                   -----------
                  of the Valuation Date by dividing the Net Operating Income of that Tract, determined as of the Valuation Date, by decimal one zero two five (.1025).

            xiv.  "Unit Value", for the purposes of this Paragraph 21, shall
                   ----------
                  mean the arithmetic average of the daily closing price of a share of common stock of Weeks Corporation on the New York Stock Exchange for the twenty (20) business days immediately prior to the Valuation Date.

            xv.   "Valuation Date" means the earlier of the date on which a
                   --------------
                  Tract achieves 95% Stabilization (if there are more than one building on a Tract when all buildings on said tract achieve 95% Stabilization) or December 31, 2010. There shall be only one Valuation Date per Tract.

        b. All of the Development Properties shall have been contributed to Weeks pursuant to this Agreement.

        c. On or before April 30, 1998, Weeks and NWI shall determine in writing if a Shortfall Amount exists as of March 31, 1998. If no Shortfall Amount exists as of that date, NWI shall have no further right to receive Units pursuant to this Paragraph 21. If a Shortfall Amount exists, then NWI shall have the right to receive additional Units as provided in this Paragraph 21.

        d. Within thirty (30) days after the Valuation Date for a Tract, Weeks shall issue to NWI a number of Units equal to the lesser of the (i) Excess Tract Value or (ii) the Remaining Shortfall Balance, divided by the Unit Value. Any Units issued to NWI pursuant to this Paragraph 21 shall be held subject to the Rights Agreements and the Partnership Amendment. Any potential Fractional Units shall be handled as provided in Paragraph 7(e) of this Agreement.

        22. MISCELLANEOUS.
            -------------

        a. Notwithstanding any provision of this Agreement to the contrary, (i) Airpark Center XII Development Property and 440 Business Center I Development Property may be contributed to Weeks as part of the Initial Contribution in order to accommodate applicable platting restrictions and/or lender requirements and (ii) at the time Aspen Grove I Development Property is contributed to Weeks pursuant to this Agreement, Aspen Grove II Development Property may be contributed to Weeks as part of that same transaction to accommodate applicable platting restrictions even though it is not eligible for Contribution to Weeks pursuant to the terms of this Agreement. Even though such Development Properties may be contributed to Weeks prior to being eligible for Contribution to Weeks under this Agreement,
            (i) Weeks and NWI agree that all of the benefits and burdens of ownership, and the risk of loss, shall remain with NWI, subject to this Agreement, and (ii) such Development Properties shall be treated in the same manner as the other Development Properties under this Agreement including, without limitation, issuance of Units, calculation of Gross Income, calculation of Net Operating Income, determination of Contribution Value and determination of Adjusted Contribution Value and responsibilities for completion of Improvements and funding of carrying costs.

        b. Weeks shall not assign, sell, convey or otherwise transfer any or all its rights under this Agreement without the prior written consent of NWI. NWI shall not assign, sell, convey, or otherwise transfer any or all of the Development Properties or its rights under this Agreement without the prior written consent of Weeks. No such assignment by NWI or Weeks shall relieve or release the assigning party of any liability hereunder. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.

        c. This Agreement and the other "Transaction Documents" (as that term is defined in the Partnership Amendment) supersedes all prior agreements between the parties hereto with respect thereto. No claim of waiver, modification, consent or acquiescence with respect to any of the provisions of this Agreement shall be made against either party, except on the basis of a written instrument executed by or on behalf of such parties.

        d. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

        e. The headings of the several paragraphs and subparagraphs of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction of any term or provision hereof, except otherwise provided in Paragraph 1 of this Agreement.

        f. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words of a singular number shall be held to include the plural and vice versa, unless the context requires otherwise.

        g.  Any notice, request or other communication (a "notice") required
                                                           ------
            or permitted to be given hereunder shall be in writing and be delivered by hand or overnight courier (such as UPS Next Day Air) or mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party at its address as set forth below. Any such notice shall be considered given on the date of such hand or courier delivery, deposit with such overnight courier for next business day delivery, or deposit in the United States mail, but the time period (if any is provided herein) in which to respond to such notice shall commence on the date of hand or courier delivery or on the date received following deposit in the United States mail as provided above. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice. By giving at least five (5) days' prior written notice thereof, any party may from time to time and at any time change its mailing address hereunder. Any notice of any party may be given by such party's counsel. The parties respective notice addresses are as follows:

            Weeks:          Weeks Corporation
                            4497 Park Drive
                            Norcross, Georgia   30093
                            Attention:  Thomas D. Senkbeil,
                                        Vice Chairman/Chief
                                        Investment Officer

                With Copy To: King & Spalding
                              191 Peachtree Street
                              Atlanta, Georgia   30303-1763
                              Attention:  William J. Armstrong, Esq.

                NWI:          NWI Warehouse Group, L.P.
                              1410 Donelson Pike
                              Suite A-5
                              Nashville, Tennessee  37217
                              Attention:  John W. Nelley, Jr.,
                                          Chief Financial Officer

        h. If any provision of this Agreement or the application thereto to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to the other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

        i. Nothing in this Agreement shall be construed as giving any person, firm, corporation, or other entity, other than the parties hereto, their successors and assigns, any rights, remedy or claim under or in respect to this Agreement or any provision hereof.

        j. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original; such counterparts together shall constitute the one agreement.

        k.  Time is of the essence of this Agreement; provided, however, that if
                                                      --------  -------
            the time within which any action, consent, approval, or other activity herein contemplated, expires on a Saturday, Sunday, or legal holiday, such time period shall automatically be deemed extended to the first day after the scheduled termination of such time period which is not a Saturday, Sunday, or legal holiday.

        l. No failure or delay by a party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first party while the other party continues to be so in default.

        m. All representations, warranties and agreements of NWI and Weeks contained in this Agreement shall not be merged into the Contribution documents and shall survive Contribution subject to the provisions of the Partnership Amendment.

        n. In the event of a breach of this Agreement by either party, the non-breaching party shall be entitled to recover all costs associated with enforcing this Agreement, including reasonable attorneys' fees and expenses actually incurred.

        o. NWI agrees not to offer to any party other than Weeks, the Development Properties, or any portion thereof or any interest therein, for sale or lease, except for the leasing of space pursuant to the terms of this Agreement, and NWI agrees not to negotiate, solicit or entertain any offers from or with any party other than Weeks, to purchase or lease the property, or any portion thereof or any interest therein, except for the leasing of space as aforesaid.

        p. Contemporaneously with the execution and delivery of this Agreement, Weeks and NWI shall enter into a short form memorandum of this Agreement, which shall be recorded in the public records of Davidson and Williamson Counties, Tennessee, to give notice of Weeks' interest in the Development Properties pursuant to this Agreement.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.

                                   WEEKS:
                                   -----

                                   WEEKS REALTY, L.P.

                                   By:  Weeks GP Holdings, Inc.,
                                        a Georgia corporation,
                                        its Sole General Partner



                                        By:
                                           -----------------------------
                                           Thomas D. Senkbeil
                                           Vice Chairman and
                                           Chief Investment Officer


                                   NWI:
                                   ---

                                   NWI WAREHOUSE GROUP, L.P.

                                   BY:  NWI X, L.P., its Sole
                                        General Partner



                                        BY:
                                           ----------------------------------
                                           John W. Nelley, Jr.,
                                           General Partner



                                        BY:
                                           ---------------------------------
                                           Albert W. Buckley, Jr.,
                                           General Partner